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UPN LETTERHEAD



September 11, 1996
Revised October 4, 1996
Revised November 15, 1996
Revised November 25, 1996
Revised November 26, 1996


Janet Pawson
The Marquee Group
421 7th Ave., 14th Floor
New York, New York  10001

Re: ANNUAL "PROFESSIONAL SKATING ASSOCIATION'S U.S. OPEN TOURNAMENT" FIVE (5) HOUR (TOTAL) BROADCAST TELEVISION SPECIAL ("SPECIAL(S)") THE MARQUEE GROUP ("PACKAGER")

Dear Ms. Pawson:

The following memorandum of agreement ("Agreement") sets forth the terms of the understanding between the United Paramount Network ("UPN") and Packager, regarding the aforementioned Special(s).

1. Production and Delivery: (a) Subject to the conditions set forth below, UPN has initially ordered for exhibition during the Term (defined in Paragraph 2 below) in the Exhibition Territory (defined in Paragraph 13 below) and Packager has agreed to produce and deliver one annual Special in each year of the Term hereunder, each of which will be approximately five (5) hours in length, at least four (4) hours of which shall be delivered and exhibited live with delayed exhibition in certain time zones to be designated by UPN, based upon the location of the venue (or, upon joint consultation between the parties, taped for initial delayed exhibition), the final hour of which shall consist of either live competition finals or highlights tape, as mutually agreed by the parties, to be exhibited on UPN over a three (3) day period (or as otherwise specified by UPN), with the first Special to be produced and exhibited during the last quarter of the calendar year 1997. It is anticipated that the annual dates of all live exhibitions will be scheduled between November 1st and December 10th in any calendar year.

      (b) Each Special shall be of a nature and quality consistent with similar specials or ice skating competitions which are produced for broadcast initially on the three major networks--ABC, CBS and NBC--and the talent participating shall be of a professional quality, in no event less well-known or having lesser marquis-value than of those


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who participate in similar specials or ice skating competitions produced for broadcast initially on the three major networks. In the event the 1997 Special fails to meet either of the foregoing requirements, UPN will have the option, exercisable by January 31, 1998, of terminating this Agreement.

      (c) Provided UPN has not previously exercised its right of termination pursuant to the foregoing Paragraph 1(b), UPN may order subsequent Specials for exhibition after the second year of the Term, annually, in the event UPN exercises the Options referenced in Paragraph 2 below.

      (d) Notwithstanding the foregoing, upon payment of the License Fee (defined in Paragraph 4 below), UPN shall have no obligation to actually exhibit any of the Specials.

2. Term/Options: (a) The Term of this Agreement shall commence on the date hereof and continue through January 31, 1999 (the "Term"), subject to UPN's option to terminate, as set forth in Paragraph 1(b) above and its option to extend, as set forth in Subparagraph (b) following.

      (b) Additionally, UPN shall have three separate, successive, annual, dependent options (the "Options"), each of which, if exercised, shall extend the Term by an additional period of one year which may be accomplished by sending written notification to be received by Packager no later than January 31 of the applicable year.

3. Exhibition: (a) Packager hereby grants to UPN the exclusive license to make up to three (3) exhibitions of each Special and, at no additional cost to UPN, to "double pump" (as defined below) each Special exhibition over the Term for a total of six (6) exhibitions. For the purposes of this agreement, the term "double pump" refers to the re-exhibition of a Special within a nine-day period.

      (b) UPN shall have a two-year period following the end of the Term to complete any exhibitions licensed under subparagraph (a) above, provided however, that UPN shall grant Packager blackout protection during the fourth quarter of each calendar year in the event Packager has licensed subsequent U.S. Open ice skating competitions for broadcast in the Exhibition Territory by any third-party.

4. Consideration: (a) In consideration of the full performance of all of Packager's obligations hereunder and for all rights granted to UPN (except where additional payment is expressly specified), including without limitation the right to make up to six (6) network exhibitions (as more particularly described in Paragraph 3 above) of each Special during the Term, UPN shall pay the Packager a license fee, inclusive of all actual, auditable, direct, out-of-pocket, third-party production costs (the "License Fee"), as follows:


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            (i) In connection with the Special based on the 1997 tournament,
UPN will pay Packager, a License Fee in the sum of up to One Million Three Hundred Thousand Dollars ($1,300,000);

            (ii) For each subsequent Special produced hereunder, the License Fee shall be increased by Five Percent (5%) of the License Fee paid in connection with the Special produced hereunder in the immediately preceding year and, subject to good faith negotiation, UPN may increase such License Fee by up to an additional Five Percent (5%), based upon estimated budget increases;

            (iii) The License Fee shall be a flat, all-in payment and UPN shall not be responsible for any residual or other re-occurring payments which may be triggered by UPN's re-exhibition of the Specials. Notwithstanding the foregoing, in the event that UPN requires Packager to utilize UPN talent as more particularly described in Paragraph 11 below, then, to the extent inclusion of any such UPN talent results in total residual costs payable by Packager that exceed the budgeted line item for such costs, UPN agrees to reimburse Packager the difference between such budget line item and the expense incurred as a result of the inclusion of such UPN talent; and

            (iv) Provided Packager produces the Special itself (i.e., does not hire a production company to provide all producing services), UPN agrees to recognize in the budget for each Special, a Production Supervision Fee payable to Packager, in the amount of Five Percent (5%) of the total direct, out-of-pocket, third-party production costs (expressly excluding from such costs any Executive Producer Fee(s) payable pursuant to the pre-approved budget). The Production Supervision Fee shall comprise a portion of the maximum License Fee payable in any year of this Agreement. To the extent payment of the full 5% Production Supervision Fee would increase the License Fee beyond the maximum payable in such year, then the Production Supervision Fee shall be reduced by the amount of such overage.

      (b)   The payment schedule for the License Fee shall be as follows:

                   (i) An advance of one-fourth (1/4) (less any advances made pursuant to Paragraph 1(b) above) payable upon start of preproduction (which shall be no earlier than September 1 of each year in which UPN has exercised its option to extend; provided, however that UPN shall reimburse Packager for all budgeted out-of-pocket preproduction costs incurred prior to September 1, upon receipt of a paid invoice therefor);

                   (ii) An advance of one-fourth (1/4) payable three (3) days prior to initial exhibition of the Special (if exhibited live) or three (3) days prior to commencement of production (if filmed for exhibition); and

                   (iii) the remainder ten (10) business days after the initial exhibition date, provided, however, that UPN shall withhold


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                   fifteen percent (15%) of the License Fee, i.e. $195,000 in year 1, pending completion of UPN's audit, which shall be conducted pursuant to Paragraph 4(c) below.

      (c) Subsequent to the delivery of each Special produced hereunder and as soon as it is practical to do so, Packager shall deliver to UPN an accounting of all expenses incurred in connection with the production of such Special accompanied by notice that Packager has compiled all necessary materials for audit. UPN shall have five (5) business days from receipt of said accounting and notice to notify Packager that (i) UPN intends to audit such expenses at Packager's place of business, in which event, the parties agree that an audit shall be scheduled at such time as shall be mutually and reasonably agreed upon, but in no event shall such audit commence any later than two (2) weeks subsequent to the date of UPN's notice hereunder, or (ii) desires that Packager forward to UPN, at the address provided herein, copies of all materials required for UPN to properly conduct its audit, which UPN shall commence within fifteen (15) days from receipt of all such materials. Any audit conducted in accordance with this provision shall be completed within forty-five (45) days of commencement thereof.

      (d) The provisions of this paragraph 4 shall survive the expiration or earlier termination of this Agreement.

5. Off-Network Revenue: UPN shall be entitled to receive from all of the Off-Network Gross Receipts (hereafter defined) paid to Packager, an amount equal to seventeen and one-half percent (17.5%) of one hundred percent (100%), calculated at the source. "Off-Network Gross Receipts" shall include all revenue of any kind derived from the distribution or exploitation fo the Special(s) from any source other than UPN's network exhibition and attendance ticket sales (the proceeds of such ticket sales shall be retained by Packager 100%). Specifically included in this definition, without limitation, are revenues from merchandising and licensing, music (to the extent Packager is entitled to and receives revenues), home video sales or rentals and foreign or domestic distribution and any and all ancillary uses. No distribution fees, overhead fees, interest or other charges by Packager may be deducted prior to calculating UPNOs 17.5% share of such Off-Network Gross Receipts. This provision shall survive expiration or earlier termination of this Agreement.

6. Audits. Packager shall maintain accurate and up-to-date books and records with respect to matters discussed in Paragraphs 4 and 5 hereinabove. UPN shall have the right, once during each year of the Term and upon reasonable notice to Packager, to audit, or cause its designee to audit, the books and records of Packager with respect to all matters referenced in Paragraph 5 above. Any audit so conducted shall occur during regular business hours and at the offices of Packager and shall be scheduled at the convenience of Packager but in no event later than sixty (60) days after receipt of a notice of intent to audit. UPN shall bear its own expenses in connection with any audit hereunder unless the results of the audit shall reveal an error in favor of Packager in excess of ten percent (10%) of sums actually owed pursuant to Paragraphs 4


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and/or 5 hereinabove. In such event, Packager shall assume all costs incurred by UPN in connection with the audit. The rights hereunder shall survive the expiration or earlier termination of this Agreement.

7.    Commercial Inventory:   UPN shall control all commercial inventory and
enhancements, including without limitation, on-site signage and any event title sponsor, and shall receive all revenue therefrom.

8. Insurance: (a) Packager shall maintain liability insurance covering Packager and UPN, respectively, with minimum bodily injury limits of Three Million Dollars ($3,000,000) for any single party's claim arising out of a single occurrence and Three Million Dollars ($3,000,000) for all claims arising out of a single occurrence; and with minimum property damage limits of One Hundred Thousand Dollars ($100,000) for all claims arising out of a single occurrence.

            (b) Packager shall secure and maintain standard "Errors and Omissions" insurance covering the Specials. Such insurance shall have limits of Three Million Dollars ($3,000,000) for any single party's claim arising out of a single occurrence and Three Million Dollars ($3,000,000) for all claims arising out of a single occurrence, and shall have no unusual exclusions or exceptions.

            (c) Such insurance shall include coverage of UPN, its subsidiary and affiliated companies, its licensees, the stations over which the Specials shall be exhibited, the sponsors of the Specials, advertising agencies, their successors and assigns and the officers, directors, agents and employees of all the same. UPN shall be named as additional insured and such insurance shall be primary. Prior to commencement of production, Packager shall furnish UPN with a certificate of such insurance evidencing such coverage.

9. Cancellation/Reimbursement of License Fee: If the production of any of the Specials is canceled or terminated because of the Packager's inability to comply with its obligations or commitments hereunder, any portion of the License Fee previously paid by UPN for such year in which cancellation or termination shall occur, shall be promptly returned to UPN by Packager.

10.   Approvals:  (a)   UPN shall have its customary creative approvals, a copy
of which is attached hereto as EXHIBIT "A" and made a part hereof. UPN shall exercise its creative approvals in a reasonable manner and in a way which is not calculated to hamper, frustrate or delay production.

      (b) During the first year of the term, UPN shall have prior written approval over any financial commitments made by Packager to talent or competitors participating in the Specials that require reimbursement by UPN as part of the budget of the second or subsequent Specials.

      (c) UPN shall have meaningful consultation rights with respect to all elements that comprise each annual budget.

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11. UPN Talent: With respect to the entertainers, Packager and UPN agree that the Packager will consider utilizing UPN talent where appropriate, including, without limitation, as entertainers, presenters, announcers or performers in some manner; however, the final decision for talent utilized will be in Packager's sole discretion. To the extent inclusion of any UPN talent results in total fees payable by Packager that exceed the budgeted line item for such talent, UPN agrees to reimburse Packager the difference between such budget line item and the expense incurred as a result of such UPN talent.

12.   Credits:    Credits for the Specials shall be in accordance with UPN's on-air credit policy therefor with the understanding that the Executive Producer credit is only to appear at the beginning of the Specials and not at the end thereof.

13. Trade-Outs: In the event Packager intends to enter into airline and hotel or other "trade-out" agreements for the Specials, Packager shall obtain the prior consent of UPN's Department of Broadcast Standards and shall comply with all of UPN's Special Compliance Guidelines as set forth in EXHIBIT "B" annexed hereto and made a part hereof.

14.   Exhibition Territory:   (a)   The "Exhibition Territory" is the United
States, its territories, commonwealths and possessions (including Saipan and Puerto Rico) and Bermuda.

      (b) During the Term, Packager shall not license the Special to be exhibited over any television station having a transmitter or main studio located in Windsor, Canada or in Tijuana, Mexico. Additionally, UPN shall be entitled to blackout protection with regard to any area of the United States, including but not limited to San Diego and Detroit, which receives signals from outside the Exhibition Territory by over-the-air transmission or cable retransmission.

15. Delivery Requirements: The Specials are to be delivered in accordance with UPN's delivery requirements for specials. (A copy of the delivery requirements is attached as EXHIBIT "C".)

16. Exclusivity: The Specials and all non-generic elements thereof shall be exclusive to UPN in the licensed territories during the term hereof. Packager shall use its reasonable efforts to obtain from the performers, competitors, hosts and spokespersons appearing in the Specials, a provision in each of their contracts which provides that such persons shall not make any other starring or guest appearance on television within 21 days prior to and 8 days following the initial designated broadcast date.

17.   Warranties and Representations:     Packager warrants and represents that:

      (a) Packager has full rights and authority necessary to produce, deliver and license the Specials, is free to enter into this agreement and fully perform all of its obligations hereunder;


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     (b) Packager has entered into this agreement with the full consent and cooperation of the Professional Skating Association (the "PSA") and shall maintain such consent and cooperation throughout the term. In the event any dispute that materially affects UPN's broadcast rights hereunder arises between Packager and the PSA, UPN shall have the absolute right to suspend its performance hereunder until such dispute is satisfactorily resolved or, if such dispute shall continue unresolved for a significant period, UPN may terminate this agreement in whole or elect to reject any one or more Specials affected thereby.

      (b) The Specials shall conform with UPN's Broadcast Special practices, standards and policies and with all applicable F.C.C. rules, including without limitation, F.C.C. Section 507 requirements;

      (c) Packager has secured and/or will secure prior to production of the Specials all rights necessary for the exhibition of the Specials as contemplated hereunder including, without limitation, all literary, artistic, performers, competitors, spokespersons, hosts, corporate or professional sponsors (including the PSA) and/or intellectual property rights, music performing and synchronization rights and privacy rights;

      (d) Neither the Specials, nor the existence, production or any use permitted hereunder of the Specials or of any visual or aural element thereof, will infringe on any trademark or trade name of, violate any right of privacy of, constitute a libel or slander against or violate any copyright or literary, artistic, intellectual, dramatic or other right of any person or entity whatsoever; and

      (e) Packager has not granted or attempted to grant, and shall not grant, to any person or entity whatsoever any right that would derogate from or interfere with any right granted to UPN herein or the performance of Packager's obligations hereunder.

18. UPN Use of Elements: Subject to the provisions of all applicable collective bargaining agreements, all materials (elements) in the Specials (both audio and visual) may be used by UPN for print, billboard, radio and on-air promotion and advertising, including without limitation clips, still photography, music and all the images and likenesses of all actors, competitors, spokespersons or hosts appearing therein and the logos, and registered marks of the PSA or the U.S. Open Figure Skating Competition.

19. Indemnity: (a) Packager hereby indemnifies and agrees to hold UPN at all times harmless from any and all claims, damages, liabilities, costs, and expenses, including reasonable counsel fees, arising out of any material or element contained in the Specials broadcast by UPN in accordance with the grant of rights hereunder and of any rights, services, or materials furnished or delivered by Packager, any act or omission by Packager, or any breach by Packager of any warranty contained in this Agreement.


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     (b) UPN, in turn, shall indemnify Packager from any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees arising out of any material which UPN may furnish for the Specials hereunder or any breach by UPN of any of its representations or obligations hereunder.

20. First Negotiation/First Refusal: (a) In the event UPN has exercised all of its Options pursuant to Paragraph 2 herein, and UPN wishes to negotiate an extension of this Agreement, UPN shall tender notice to Packager to be received no later than six (6) months prior to the expiration hereof. Packager shall thereafter negotiate exclusively with UPN for a period of sixty (60) days ("Exclusive Negotiation Period"), however, if the parties are unable to conclude a new agreement by the end of the Exclusive Negotiation Period, then Packager shall be free to negotiate with third parties subject to the provisions of the following sub-paragraph 20(b).

      (b) For the full duration of the Term and for a period of one year following the expiration of the Term ("First Refusal Period"), Packager shall not enter into an agreement with any third party in connection with future Specials (provided Packager has exercised all of its Options pursuant to Paragraph 2 herein) or any other television special based on the Professional Skater's Association U.S. Open Tournament or any other similar, qualifying, skating competition following a format similar to the Specials (collectively, the "Property"), without first offering to enter into an agreement with UPN on those terms and conditions offered by any such third party. In the event that Packager shall receive a third party offer in connection with the Property at any time during the First Refusal Period, Packager shall promptly notify UPN of the terms and conditions thereof and UPN shall have five (5) business days to enter into an agreement with Packager on terms and conditions no less favorable to Packager than those contained in the third party offer. In the event that UPN does not agree as set forth above, Packager shall be free to accept such third party offer on terms and conditions no less favorable to Packager than those contained in the third party offer.

21. Complimentary Tickets: Packager will provide UPN with up to 250 complimentary attendance tickets for attendance at each Special by UPN executives, affiliates and/or their designees in an amount to be agreed to by the parties. Packager shall give UPN first opportunity to purchase additional tickets.

22.   Notices:

      (a) Except as otherwise expressly specified herein, any notice required herein shall be given in writing by overnight express mail, registered or certified mail or by facsimile, to the respective address of the recipient thereof set forth herein, or as may subsequently be designated in writing by such recipient. Delivery shall be deemed to have occurred on the date set forth in the signed and dated receipt (if by overnight express or registered or certified mail) customarily issued by the delivery service or in any mechanical receipt (if by facsimile) issued by the facsimile machine.

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      (b) In the case of notices given to Packager, UPN will send notices The
Marquee Group, 888 Seventh Avenue, 37th Floor, New York, NY 10019, c/o Robert Gutkowski and, in the case of notices given to UPN, Packager will send notices to United Paramount Network, 11800 Wilshire Boulevard, Los Angeles, California 90025, Attention Sr. V.P. Legal and Business Affairs.

      (c) If the last day on which a notice that this Agreement requires or permits to be given shall fall on a Saturday, Sunday or day on which the department of the sending party that is responsible for sending such notice shall not be open for business ("Closed Day"), then (notwithstanding any other provision hereof) such last day shall be deemed postponed until the first day that shall not be a Saturday, Sunday or Closed Day.

23.   Governing Law:    This agreement shall be governed by the laws of the
State of California applicable to those agreements to be wholly performed within the State.

24. Incorporation of Customary UPN Terms: To the extent that they are not inconsistent with the terms set forth above, those customary provisions which are normally included in more formal contracts of this type with UPN, including without limitation provisions with respect to Remedies, Pay or Play, Compliance, Force Majeure, Preemptions, Assignment, etc., are deemed incorporated herein, subject to good faith negotiations within the customary industry parameters for Specials of this type.

Hereafter, a more formal agreement may be prepared by the Packager and UPN, but the parties' failure to prepare such agreement shall not alter the binding effect of this agreement, which supersedes all prior understandings and communications between Packager and UPN regarding the subject matter hereof.

Please have each of the enclosed copies of this letter signed where provided below and return it to me. I will obtain proper signatures and forward to you a






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fully executed counterpart for your files.

Best regards,



Valerie Cavanaugh

Agreed to and Accepted:

THE UNITED PARAMOUNT NETWORK




By: /s/
    ------------------------------------
Its:
    ------------------------------------



THE MARQUEE GROUP




By: /s/
    ------------------------------------
Its President/CEO
    ------------------------------------


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                                  EXHIBIT "A"


                              CREATIVE APPROVALS


Any other provision of this Agreement notwithstanding, UPN shall have the following rights of prior creative approval with respect to each Special ordered hereunder:

      A. All key creative elements in each Special, including, but not limited to, the venue where each Special shall be filmed or taped, the executive producer(s), producer(s), writer(s), director(s), concept, format, outlines, scripts, opening and closing titles, music (with the exception of music selected by the competitors, which shall be limited to approval for broadcast standards purposes only) and hosts, and each proposal to replace, and the replacement for, any of the foregoing, shall be subject to UPN's prior discretionary approval. UPN will cooperate in responding to approval requests as soon as practicable in cases where Packager advises that scheduled production progress may be in jeopardy as the result of delays in such approval. Packager will cooperate in requesting approvals as early as possible, in order to avoid such emergencies.

      B. After UPN has approved any creative element, such element shall not be changed or eliminated without UPN's prior discretionary consent.
Notwithstanding UPN's approval of any creative element, UPN may subsequently require Packager to replace or remove such element.

      C. UPN shall have a reasonable opportunity to consult with Packager concerning the Special and any production element prior to commencement of principal photography. Packager shall deliver the script to UPN as soon as Packager receives such script. Packager represents, warrants and agrees that all Specials shall conform to UPN's Department of Broadcast Standards and Practices' then-current Special and operating policies and with the business and advertising policies of all major sponsors of any Special. Packager expressly acknowledges that UPN has the right to direct Packager to make such changes in any script for any Special as UPN deems necessary for such Special to so conform.

      D. Representatives of UPN as UPN may designate may be present during all stages of production of each Special. If applicable, the daily footage ("dailies") shall be made available to UPN (on film or tape at UPN's election) at such screening facilities as UPN may designate. Within ten (10) days after the completion of principal photography and prior to dubbing of any Special, Packager will make available to UPN, at screening facilities as UPN may designate, a rough cut. Packager shall, at UPN's request from time to time, promptly furnish UPN with rough cut materials for UPN's use in testing any or all of the Specials and for Broadcast Standards and Practices review.


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                                 EXHIBIT "B"

                        UPN SPECIAL COMPLIANCE GUIDELINES

1.    Performer's 507 Clause
      Attached is a copy of Section 507 language for use in standard talent contracts which contain the necessary 507 payola language in compliance with F.C.C. dictates. This language must be included in all performers' agreements.

2.    Political Candidates
      Neither the picture nor voice or likeness of any individual who is a political candidate may be included in the Special without the prior approval of UPN.

3.    Agent/Manager of Performers
      UPN must be advised in writing if any member of the production company acts as an agent for or manages any cast member. In such cases, agent's or manager's fees may have to be waived for this Special.

4.    Commercial Exposure
      UPN policy limits the amount of readable or identifiable commercial exposure within its programming. Therefore, when constructing and dressing a set or shooting on location, care must be exercised to avoid the readable exposure of names and/or logos of commercial entities. No clothing bearing the names or logos of commercial entities shall be worn. Particular caution is necessary with respect to athletic clothing, T-shires and sporting equipment.

      No readable identification of any commercial products or establishments may be included in the Special's opening or closing titles or in bumpers.

      All persons supplying props, set dressings, locations or other services to the Special for free or for less than full consideration must sign UPN's 507 Payola Form. UPN must be advised of all such deals and will provide the relevant 507 Form(s). No identifiable names or logos on props, set dressings or locations are permitted in the Special without UPN's express prior written approval.

      All featured props must be generic, "N.D.," or otherwise free of commercial identification. "Look-a-like" labels or "Greeked" labels which can still be identified as recognizable brand packaging are not permitted. "N.D." or fictitious product labels must be obtained from prop/printing houses as needed.

5.    Dialogue
      Audio commercial mentions, i.e. brand name identification and names of commercial entities, must be kept to an absolute minimum in the dialogue and should be introduced only where essential to the Special content.


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6.    Production Assistance Deals
      No deal may be made by the production company whereby property and/or service are received free or at less than full consideration in exchange for in-Special identification of a commercial name or logo. No deal may be made in exchange for an end credit without first securing UPN's permission.

      Under UPN policy, in no case may cash or its equivalent be accepted by the production company, or anyone associated with the Special, in exchange for including any matter in the Special.

7.    Wardrobe Deal
      Any such arrangement must be coordinated with UPN.

8.    800/900 Telephone Numbers
      UPN policy does not permit the use of 800/900 telephone number Special elements without the express prior approval of UPN's Special Standards and Broadcast Practices Department.

                       PERFORMERS' SECTION 507 LANGUAGE

          (This language must be included in performers' agreements.)

"Federal Communications Act: Player understands that it is a Federal offense, unless disclosed to his or her employer or to UPN prior to broadcast, to:

1. Give or agree to give any member of the production staff, anyone associated in any manner with the Special, or any representative of UPN any portion of his or her compensation or anything else of value for arranging his or her appearance on the Special.

2. Accept or agree to accept anything of value, other than his or her regular compensation for services on the Special to promote any product, service or venture on the air, or use any prepared material containing such a promotion where player knows the writer received consideration for it."



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